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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
                     of the Securities Exchange Act of 1934
                                       or
        Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

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                                     5-33618
                             Commission File Number

                            MICRO GENERAL CORPORATION
             (Exact name of registrant as specified in its charter)

                       2510 N. Red Hill Avenue, Suite 230
                           Santa Ana, California 92705
                            Telephone: (949) 622-4444
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Copies to:

                              Joseph E. Root, Esq.
                            Micro General Corporation
                       2510 N. Red Hill Avenue, Suite 230
                           Santa Ana, California 92705

                     COMMON STOCK, PAR VALUE $0.05 PER SHARE
           (Title of each class of securities covered by this Form 15)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


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Please place an x in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

      |X| Rule 12g-4(a)(1)(i)           |_| Rule 12h-3(b)(1)(ii)
      |_| Rule 12g-4(a)(1)(ii)          |_| Rule 12h-3(b)(2)(i)
      |_| Rule 12g-4(a)(2)(i)           |_| Rule 12h-3(b)(2)(ii)
      |_| Rule 12g-4(a)(2)(ii)          |_| Rule 15d-6
      |X| Rule 12h-3(b)(1)(i)

Approximate number of holders of record as of the certification or notice date:
100

Pursuant to the requirements of the Securities Exchange Act of 1934, Micro General Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

      Date: July 10, 2002           By: /s/  JOSEPH E. ROOT, ESQ.
                                             Name: Joseph E. Root
                                             Title: Senior Vice President
                                                     and General Counsel

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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the
General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.